UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2005

THESTREET.COM, INC.
(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

0-25779	06-1515824
(Commission File Number)	(IRS Employer Identification No.)

14 WALL STREET
15TH FLOOR
 NEW YORK, NEW YORK 10005
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: (212) 321-5000

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1.  Registrant's Business and Operations

Item 1.01. Entry into Material Definitive Agreement.

   On December 27, 2005, TheStreet.com, Inc. (the “Company”) and Thomas J. Clarke, Jr. entered into a new Employment Agreement (the “Agreement”), effective as of January 1, 2006, upon expiration of his prior employment agreement with the Company. Pursuant to the Agreement, Mr. Clarke will continue to serve as the Chairman of the Board and Chief Executive Officer of the Company through December 31, 2007.

In consideration for his service, Mr. Clarke is entitled to an annual base salary of $410,000 and is eligible to receive annual cash bonus compensation, with a target of such bonus being 75% of such salary. Mr. Clarke also will receive an annual grant of long-term equity incentive compensation pursuant to the Company’s Amended and Restated 1998 Stock Incentive Plan on or about the beginning of each year of his employment under the Agreement. Each grant will have a value on the grant date of $300,000 and will vest ratably over the first three anniversaries of the effective date of the grant.

If Mr. Clarke’s employment is terminated other than for “Cause” (as defined in the Agreement), if he resigns for “Good Reason” (as defined in the Agreement) or if under certain circumstances the term of the Agreement expires without renewal, then he shall be entitled to receive (i) previously earned salary and bonus, including as prorated through the date of termination, resignation or expiration, as the case may be, (ii) health and insurance benefits for up to one year, and (iii) up to 150% of such salary (100% in the case of such expiration), and the outstanding long-term equity incentive grants would immediately vest. Pursuant to the Agreement, and as a condition to certain of the forgoing severance entitlements, Mr. Clarke is subject to certain non-competition, non-solicitation and confidentiality restrictions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THESTREET.COM, INC. (Registrant)

January 3, 2006	By:	/s/ Thomas J. Clarke, Jr.
Name: Thomas J. Clarke, Jr.
Title: Chief Executive Officer